BROKER / DEALER

SELLING AGREEMENT

between

PRUCO SECURITIES

CORPORATION

and

Princor Financial Services

i

BDSA 03-1999

                                                 TABLE OF CONTENTS

PROVISION	PAGE	SECTION

Books and Records.....................	.........................8	......................VIII
Compensation.............................	....................6 - 8	.......................VII
Complaints and Investigations....	.........................9	.........................X
Confidentiality.............................	....................8 - 9	........................IX
Definitions...................................	..........................1
Delivery.......................................	..........................5	.........................V
General Provisions......................	........................12	......................XIII
Governing Law............................	.......................12	......................XIV
Indemnity.....................................	.................10 - 11	.......................XII
Notice..........................................	.......................13	.......................XV
Payments....................................	.........................6	........................VI
Registration, Licensing and Appointment...............................	....................2 - 3	..........................I
Sales Material............................	.........................5	........................IV
Signature Page..........................	.......................13
Solicitations and Distributions....	....................3 - 5	.........................II
Suitability...................................	.........................5	........................III
Table of Contents......................	..........................ii
Term of Agreement....................	.........................9	........................XI

ii

BDSA 03-1999

BROKER DEALER SELLING AGREEMENT:

This Agreement is made on the 27th day of August, 1999 by and between PRINCOR FINANCIAL SERVICES ("Broker-Dealer"), a Broker-Dealer with its principal business address 711 High Street, N-4, Des Moines IA 50392-0200 and PRUCO SECURITIES CORPORATION ("Distributor"), a New Jersey corporation with its principal place of business at 751 Broad Street, Newark, New Jersey 07102 and supersedes all previous agreements entered into by the parties.

WHEREAS:

WHEREAS, The following definitions shall govern the terms of this agreement:

Definitions

(1)	1933 Act - The Securities Act of 1933, as amended.

(2)	1934 Act - The Securities Exchange Act of 1934, as amended.

(3)	1940 Act - The Investment Company Act of 1940, as amended.

(4)	Accounts - Separate accounts established and maintained by the Company pursuant to the laws of Arizona or New Jersey, whichever is applicable, to fund the benefits under the Contracts.

(5)	Company - Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey or The Prudential Insurance Company of America.

(6)

Contracts - Variable life insurance contracts and/or variable annuity contracts, registered under the Securities Act of 1933, as amended, and qualified under applicable insurance laws, listed in Schedule A attached hereto and issued by the Company, and for which Distributor has been appointed the principal underwriter.

(7)	Prospectus - The prospectuses included within the Registration Statements referred to herein.

(8)

(The) Prudential Series Fund, Inc., or the "Fund" - An open-end management investment company registered under The Investment Company Act of 1940, as amended, shares of which are sold to the Accounts in connection with the sale of the Contracts.

(9)	Registration Statement - The registration statements and amendments thereto relating to the Contracts, the Accounts, and the Fund, including financial statements and all exhibits.

(10)	SEC - The Securities and Exchange Commission.

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WHEREAS, pursuant to the authority delegated to it by Company, Distributor hereby authorizes Broker-Dealer, during the term of this Agreement to solicit applications for Contracts from suitable persons. In connection with the solicitation of applications for Contracts, Broker-Dealer is hereby authorized to offer riders that are available with the Contracts in accordance with instructions furnished by Distributor or Company. Distributor or the Company may update or amend Schedule A, which will be effective upon receipt by Broker-Dealer unless Broker-Dealer notifies Distributor within 10 business days of its refusal to accept the terms and conditions of the amended Schedule A.

WHEREAS, Broker-Dealer represents that it is a registered broker-dealer under the 1934 Act and a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"). Broker-Dealer represents that its agents or Representatives who will be soliciting applications for the Contracts will be duly registered representatives of Broker-Dealer and furthermore that each one will be a registered representative in good standing with accreditation to sell the Contracts as required by the NASD (“Representatives”).

NOW THEREFORE:

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree, represent and warrant as follows:

I.	REGISTRATION, LICENSING AND APPOINTMENT

A.

Distributor, during the term of this Agreement, will advise Broker-Dealer of the issuance by the SEC of any stop order with respect to the Registration Statement or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts and of any other action or circumstance that may prevent the lawful sale of any Contract in any state or jurisdiction.

B.	During the term of this Agreement, Distributor shall promptly advise Broker-Dealer of any amendment to any Registration Statement or any amendment or supplement to any Prospectus.

F.

C.            Broker-Dealer shall assist the Company in the appointment of Representatives under the applicable insurance laws to solicit applications for Contracts. The Company shall have sole discretion to appoint, refuse to appoint, discontinue, or terminate the appointment of any Representative. Broker-Dealer shall furnish the Company with proof of proper insurance licensing. Furthermore, the Broker-Dealer shall, after conducting a reasonable investigation of the character and background, including but not limited to the trustworthiness, competence, character, reputation and criminal background (including the applicable requirements of the Violent Crime Control and Law Enforcement Act of 1994) only recommend such Representatives (or assistant persons of the Broker-Dealer) for appointment who met this standard. Additionally, the Broker-Dealer shall notify the Company immediately if the Broker-Dealer has knowledge that any person who was recommended for appointment and who was appointed by the Company no longer meets the standard set forth in this paragraph.

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D.

Broker-Dealer shall act as an independent contractor, and nothing herein contained shall make Broker-Dealer, or any one of its employees, agents or Representatives, an employee of Company or Distributor in connection with the solicitation of or applications for Contracts. Broker-Dealer, its agents or Representatives, and its employees shall not hold themselves out to be employees of Company or Distributor in this connection or in any dealings with the public.

E.

Broker-Dealer, upon request of Distributor, shall, within 30 days of receipt, return to Distributor a questionnaire regarding any regulatory, civil and/or criminal proceedings, including arbitration, against the Broker-Dealer or associated persons commenced or concluded by any state insurance or securities department, the NASD, the SEC, or other self-regulatory organization, and/or in any court of competent jurisdiction during the twelve month period prior to the date of the questionnaire. Broker-Dealer shall provide Distributor with a full explanation regarding matters disclosed in the questionnaire. Broker-Dealer also agrees to send to Distributor, if requested by Distributor, copies of all Disclosure Reporting Forms applicable to its agents or Representatives authorized to solicit applications for and sell the Contracts simultaneously with filing such forms with the NASD.

II.	SOLICITATIONS AND DISTRIBUTIONS

A.

Solicitation and all activities by Broker-Dealer shall be undertaken only in accordance with applicable laws and regulations and in accordance with Company’s Licensing, Appointment and Registration Policy. No agent or Representative of Broker-Dealer shall solicit applications for the Contracts until the agent or Representative and Broker-Dealer are duly licensed and appointed by Company as a life insurance and variable contract broker or agent of Company and Company, respectively, in the appropriate states or other jurisdictions. Broker-Dealer shall ensure that such agents or Representatives fulfill any training requirements necessary to be licensed. Broker-Dealer understands and acknowledges that neither it nor its agents or Representatives is authorized by Distributor or Company to give any information or make any representation in connection with this Agreement or the offering of the Contracts other than those contained in the Prospectus or other solicitation material authorized in writing by Distributor or Company.

B.

Broker-Dealer agrees that its authority is limited to the solicitation and marketing of Contracts in accordance with this agreement. Broker-Dealer shall not have authority on behalf of Distributor or Company to: make, alter or discharge any Contract or other form; waive any forfeiture; bind the Company; extend the time of paying any premium; or receive any monies or premiums due, or to become due, to Company, except as set forth in Section VI of this Agreement. Broker-Dealer shall not expend, nor contract for the expenditure of the funds of Distributor, nor shall Broker-Dealer possess or exercise any authority on behalf of the Company under this Agreement.

C.

The procedures relating to solicitation of Contracts (including the forwarding of applications, premium payments and loan repayments and the effective time of orders received from Representative or Agency) are subject to: (i) the terms of the then current Prospectuses (including any amendments, supplements or stickers thereto) relating to each Contract or interests in any Accounts relating thereto, as filed with the SEC; (ii) the new account application for each Contract,

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as supplemented or amended from time to time; and (iii) Distributor’s and / or the Company’s written instructions, procedures and guidelines, as provided to Representative and Broker-Dealer from time to time. To the extent that the Prospectuses contain provisions that are inconsistent with this Agreement, the terms of the Prospectuses shall be controlling.

D.

With respect to the products covered by this Agreement, as amended from time to time, Broker-Dealer shall notify Distributor of any material change or intention to materially change its distribution methods and marketing practices. A material change may arise from a change in terms of the emphasis or method of any aspect of any marketing campaign, or otherwise. Such notice shall be given in the manner specified in Section XV of this Agreement.

E.

Distributor reserves the right at any time, and without notice to suspend the sale of Contracts or interest in any Accounts relating thereto, or to withdraw or limit the offering of Contracts or interests in any Accounts relating thereto.

F.

Representatives may not obtain signed forms from applicants or Contract owners unless the forms are completed for submission to the Company. Representatives may not request that an applicant or Contract owner pre-sign any policy or account form for use at a later date.

G.

Broker-Dealer and any Representative will not solicit applications for Contracts in any state, jurisdiction or commonwealth unless the Contract has been approved for sale in that state, jurisdiction or commonwealth.

H.

Commencing at such time as Distributor and Broker-Dealer shall agree upon, Broker-Dealer agrees to use its best efforts to find suitable purchasers for the Contracts acceptable to Company. In meeting its obligation to use its best efforts to solicit applications for Contracts, Broker-Dealer shall:

(1)	(1) On an ongoing basis, use training, sales, advertising and promotional materials which have been approved by Company’s Compliance Department; and

(2)          Establish, maintain, and enforce a supervisory system, as set forth by the NASD Conduct Rules, to supervise the activities of each Representative and associated person that is reasonably designed to achieve compliance with applicable securities laws and regulations, and with the applicable rules of the NASD.

I.

Broker-Dealer has full responsibility for the training and supervision of all Representatives and any other persons associated with the Broker-Dealer who are engaged, directly or indirectly, in the offer, sale and/or administration of Contracts. Broker-Dealer shall establish and implement reasonable procedures for periodic inspection and supervision of sales practices of its Representatives.

J.

Broker-Dealer and any Representative shall not make misrepresentation or incomplete comparison of products for the purpose of inducing a purchaser to lapse, forfeit, borrow from, convert, replace or surrender, in whole or in part, its insurance, in favor of purchasing a Contract,

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nor shall Broker-Dealer and any Representative induce or attempt to induce any Contract owner to relinquish a Contract or to withdraw values from a Contract when doing so would be in violation of the Company’s Replacement Policy or any state or federal law or regulation.

K.

Broker-Dealer and any Representative shall not provide or offer to provide any inducement not specified in the Contract or any rebate, either directly or indirectly, to any person or entity, as an inducement to purchase any Contract.

L.

Broker-Dealer and any Representative shall abide by the Company’s policies and procedures related to the sale of variable Contracts; abide by any additional policies and procedures the Company may communicate; and comply with all applicable insurance laws and regulations.

III.	SUITABILITY

Broker-Dealer shall be solely responsible for determining the suitability of recommendations to purchase the Contracts that are made by its Representatives. Broker-Dealer shall take steps to ensure that the various Representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant, in accordance with the NASD Rules, Regulations and Administrative Policies. Each application or related documentation obtained by a Representative appointed by Broker-Dealer is subject to a compliant review process in accordance with NASD Conduct Rule 3010 and any future amendments thereto.

IV.	SALES MATERIAL

Broker-Dealer agrees that any material it develops, approves or uses for sales, training, explanatory or other purposes that mentions by name the Contracts, the Distributor or the Company will not be used without the prior written consent of Distributor and, where appropriate, the written consent of Company to be obtained by Distributor.

V.	DELIVERY

Broker-Dealer agrees that no Representative will deliver or allow the delivery of a Contract unless the health of the proposed insured(s) is in accordance with the Company’s requirements, if any, and, where required, the first premium is paid in full.

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VI.	PAYMENTS

A.

All payments for Contracts collected by agents or Representatives of Broker-Dealer must be made in U.S. currency, unless otherwise agreed; paid in the form of a check, money order or wire transfer by the Contract owner; shall be held at all times in a fiduciary capacity and shall be remitted promptly in full together with such applications, forms and other required documentation to an office of the Company designated by Distributor.

B.

Checks, money orders or wire transfers in payment of premiums, purchase payments and/or loan repayments shall be drawn to the order of the applicable one of "Pruco Life Insurance Company" (for Contracts issued by Pruco Life Insurance Company and/or Pruco Life Insurance Company of New Jersey), "The Prudential Insurance Company of America" or "The Prudential Life Insurance Company of Arizona".

C.

Broker-Dealer acknowledges that the Company retains the ultimate right to control the sale of the Contracts and that the Distributor or Company shall have the unconditional right to reject, in whole or part, any application for a Contract. In the event Company or Distributor rejects an application, Company immediately will return all payments directly to the purchaser and Broker-Dealer will be notified of such action. In the event that any purchaser of a Contract elects to return such Contract pursuant to either Rule 6e-2(b)(13)(viii) or Rule 6e-3(T)(b)(13)(viii) of the 1940 Act, the purchaser will receive a refund in accordance with the provisions of the applicable Rule.

VII.	COMPENSATION

A.

Distributor shall cause Company to arrange for the payment of commissions to Broker-Dealer or its affiliated designee, pursuant to the attached Designee Addendum if applicable, as compensation for the sale of each Contract by a Representative of Broker-Dealer. The amount of such commission shall be based on the compensation schedule (“Compensation Schedule”) in effect at the time the Contract is issued or in accordance with any Compensation Addendums to this Agreement. No compensation is payable unless the Broker-Dealer and the Representative have first complied with all applicable insurance laws, rules and regulations and such payments of compensation would not constitute a violation of such insurance laws, rules and regulations. The Broker-Dealer will only be entitled to compensation for Contracts that have been submitted by the Broker-Dealer, accepted by the Company, delivered to the Contract owner and where all the requirements of the Company’s Licensing, Appointment and Registration Policy have been satisfied. If any Contract is tendered for redemption within seven business days after acceptance of the Contract application, any and all commissions must be returned to the Company.

B.

If the Company returns, for any reason, any premiums or purchase payments on any Contract, the Broker-Dealer will have an immediate obligation to, and will upon demand, repay the Company all the compensation previously received by the Broker-Dealer as a result of those premiums or purchase payments.

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C.

Neither Broker-Dealer nor any of its agents or Representatives shall have any right to withhold or deduct any part of any premium it shall receive for purposes of payment of commission or otherwise. Neither Broker-Dealer nor any of its agents or Representatives shall have an interest in any compensation paid by Company to Distributor, now or hereafter, in connection with the sale of any Contracts hereunder.

D.

Any amount due the Company from the Broker-Dealer, whether arising from this or any other agreement with the Company, will be repaid by any other amount payable under this Agreement, until the amount of such indebtedness is fully paid.

E.

When two or more Broker-Dealers are involved in a sale, compensation will be payable in the proportion as directed in a writing acceptable to the Company; or in accordance with the Compensation Schedule in effect at the time the Contract is issued; or in accordance with any Compensation Addendums to this Agreement.

F.

No Compensation is payable to the Broker-Dealer after the Contract has lapsed, or after the discontinuance of premium payments, but should the Broker-Dealer secure the reinstatement of said Contract, while properly licensed to do so, the Company will pay compensation to the Broker-Dealer on premiums collected, as though the Contract had not lapsed. If the time between the lapse and reinstatement is greater than three months, all compensation (current and future) shall be payable based upon the original issue date of the Contract to the Broker-Dealer of the Representative who secures the reinstatement and signs the reinstatement form.

G.	After the first Contract year, no compensation will be paid on any premium that is waived.

H.

If a Contract replaces, in whole or in part, a policy or contract previously issued by this or any other insurance company, the Company has the right to determine what, if any, compensation will be allowed.

I.	If a Contract is changed to a different kind or amount, or if its date is changed, the Company has the right to determine what, if any, compensation will be allowed.

J.	Compensation on premiums paid more than three months in advance are payable on the date the premiums are due.

K.

No compensation shall be paid, and any compensation previously paid shall be returned to the Company or Distributor on request, if the Company or Distributor, in its sole discretion, determines not to issue the Contract(s) applied for; refunds the premium paid pursuant to any request by the Contract owner; refunds any premium paid as the result of a complaint by the Contract owner; or determines that any person or entity required to be licensed for the solicitation of Contracts is not duly licensed to sell such Contracts in the appropriate jurisdictions.

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L.	Upon the termination of this Agreement, the Company will pay commissions to the Broker-Dealer on:

(1)	net premiums which the Company receives within sixty (60) days of the termination date on applications written by the Broker-Dealer on or before the termination date; and

(2)

any renewal commission which would otherwise be due on business placed with Distributor prior to the termination date of this Agreement unless such receipt of renewal commissions is determined to violate current directives to the contrary as provided by the NASD, state or federal law or regulation or a court of competent jurisdiction.

M.	Unless otherwise agreed between the Broker-Dealer and Distributor, compensation shall be payable to the Broker-Dealer of record.

N.	Compensation due is vested to the Broker-Dealer of record for the period set forth in the applicable Commission Schedule.

VIII.	BOOKS AND RECORDS

A.

Broker-Dealer shall have the responsibility for maintaining the records of its Representatives licensed, registered and otherwise qualified to sell the Contracts. Broker-Dealer shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records maintained by Broker-Dealer under the terms of this Agreement that relate to the sale of the Contracts, the Company, the Accounts, Distributor and/or Broker-Dealer shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by the Broker-Dealer in connection with this Agreement shall be the property of the Broker-Dealer.

B.	Broker-Dealer shall make available to Distributor, upon reasonable request, copies of books and records regarding the sale, solicitation and/or administration of the Contracts.

IX.	CONFIDENTIALITY

A.

The Broker-Dealer, the Distributor and the Company shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if the other party has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

B.	The Broker-Dealer shall, at all times, up to and including the return of said accounts and records to the Company, preserve and protect the confidentiality of such accounts, records and other items.

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C.

The breach of this confidentiality by the Broker-Dealer, or any person, agent or Representative affiliated with the Broker-Dealer, by releasing any information contained in said accounts, records and other items, to anyone other than the client or persons specifically authorized by the Company, shall be deemed a violation of this Agreement.

X.	COMPLAINTS AND INVESTIGATIONS

A.

Broker-Dealer and Distributor jointly agree to investigate any customer complaint in connection with the Contracts. Complaint shall mean any oral or written communication either directly from the purchaser of or applicant for a Contract, or his / her legal representative, or indirectly from a regulatory agency to which he or she or his / her legal representative has expressed a grievance.

B.

Broker-Dealer and Distributor jointly agree to cooperate fully in any regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. Broker-Dealer shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services or the services of its agents or Representatives under this Agreement which such authorities may request in order to ascertain whether the Company's, Broker-Dealer's or Distributor's operations are being conducted in a manner consistent with any applicable law or regulation.

C.

Cooperation referred to in this provision, shall include, but is not limited to, each party promptly notifying the other of receipt of notice of any such investigation, proceeding or customer complaint, forwarding to the other party a copy of any written materials in connection with the matter (or a written statement of an oral complaint) and such addition information as may be necessary to furnish a complete understanding of same, and in the case of a customer complaint, consulting with the other party, prior to responding thereto, and thereafter, providing each other with all written responses.

XI.	Term of Agreement; Entire Agreement

A.

This Agreement shall continue in force for one year from its effective date and thereafter shall automatically be renewed every year for a further one year period, except that either party may unilaterally terminate this Agreement upon thirty (30) days' written notice to the other party of its intention to do so.

B.	Upon termination of this Agreement, all authorizations, rights and obligations shall cease except those contained in Sections VI, VII, VIII, IX, X and XII.

C.	The entire Agreement consists of the Agreement and any Schedules, Addendums and Amendments made a part of the Agreement.

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XII.       INDEMNITY

A.

Indemnification by Distributor - Except as provided in Sections XII (C) and XII (D) of this Agreement, the Distributor agrees to indemnify and hold harmless Broker-Dealer, its directors, trustees, and officers, and each person, if any, who controls the Broker-Dealer within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for the purposes of this Section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement) or litigation expenses (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or litigation expenses are related to the offer, sale or acquisition of the Contracts or to the acceptance of applications for the Contracts or to the solicitation of premiums, and, in any such case: arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement prospectus, or any other sales or offering materials furnished by the Distributor or approved in writing by the Distributor relating to the Contracts or any underlying fund or separate account (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

B.

Indemnification by the Broker-Dealer - Except as provided in Section XII (C) and XII (D) of this Agreement, Broker-Dealer agrees to indemnify and hold harmless the Distributor and its directors, trustees, and officers, and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for the purposes of this Section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement) or litigation expenses (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or litigation expenses are related to any provision of this Agreement or the offer, sale or acquisition of the Contracts, to the solicitation or acceptance of applications for the Contracts or to the solicitation of premiums, and, in any such case: arise out of or as a result of any statement or representation (other than statements or representations contained in any registration statement, prospectus, or any other sales or offering materials furnished by the Distributor or approved in writing by the Distributor relating to the Contracts or any underlying fund or separate account), any unauthorized use of any sales materials relating to the Contracts any wrongful conduct of the Broker-Dealer, any use of unauthorized sales materials(including sales materials that have not been approved, in writing, by the Distributor), by Broker-Dealer or the affiliates, employees, or agents of the Broker-Dealer with respect to the sale or distribution of the Contracts or any underlying fund or separate account or the acceptance of applications for the Contracts, including but not limited to any verbal or written misrepresentations, unlawful sales practices, failure to deliver the Contract, where applicable, failure to deliver the prospectus relating to the Contracts or any underlying fund or separate account or breach of any of the provisions of this Agreement relating to the proper licensing of insurance agents soliciting Contracts hereunder.

C.

Indemnification Not Applicable - No person required to provide indemnification under the terms of Section XII (A) or XII (B) of this Agreement shall be liable under any such section with respect to losses, claims, damages, liabilities or litigation expenses to which an Indemnified Party under any

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such section would otherwise be subject by reason of willful malfeasance or bad faith on the part of the Indemnified Party, or negligence in the performance of such Indemnified Party's duties to any underlying separate account or fund, as the case may be, or by reason of such Indemnified Party's reckless disregard or obligations or duties under this Agreement or to any such separate account or fund, as the case may be.

D.

Retaining Counsel - The Indemnifying Party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: the indemnifying and indemnified parties shall have mutually agreed to the retention of such counsel; or the named parties to any such proceeding (including any impleaded parties) include both the indemnified and indemnifying parties and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effectuated without its written consent, but if such proceeding is settled with such consent or if final judgment is entered in such proceeding for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

E.

Notification - Any person required to provide indemnification under the terms of Section XII (A) or XII (B) of this Agreement ("Indemnifying Party") shall not be liable under the indemnification provisions of Section XII (A) or XII (B) with respect to any claim made against an Indemnified Party under any such section unless such Indemnified Party shall have notified the Indemnifying Party in writing within 10 days after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Party shall have received notice of such service on any designated agent), but failure to notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of the above-designated Indemnification provisions. In case any such action is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate, at its own expense, in the defense of such action, and counsel selected by any Indemnifying Party must be satisfactory to the Indemnified Party. The Indemnifying Party shall also be entitled to assume the defense thereof with counsel reasonably satisfactory to the party named in the action. After notice from the Indemnifying Party, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Indemnifying Party will not be liable to the Indemnified Party under this agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

F.

Broker - Dealer agrees that it will keep in force appropriate broker’s blanket bond insurance policies issued by a reputable bonding company covering any and all acts of Broker’ s, Representatives, partners, directors, officers, employees, associated persons and agents adequate to reasonably protect and indemnify the Distributor and the Company against any loss which any party may suffer or incur, directly or indirectly, as a result of any action by Broker -

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Dealer’s partners, directors, officers, employees, Registered Representatives, associated persons and agents.

XIII.	GENERAL PROVISIONS

A.	Assignability - This Agreement shall not be assigned by either party without the prior written consent of the other.

B.

Non-Waiver - Any right(s) not enforced by the Company under this Agreement will not be construed as a waiver of any of the terms and conditions of this Agreement and the same will remain in full force and effect. A waiver of any provision in this Agreement will not be deemed to be a waiver of any other provision, whether or not similar, nor will any waiver of a provision in this Agreement be deemed to constitute a continuing waiver.

C.

Severability - Any term or provision of this Agreement which is invalid pursuant to the laws and regulations of that jurisdiction will, as for that jurisdiction, be ineffective. Such term or provision will not render the remaining terms and provisions of this Agreement invalid. In addition, such term or provision will not affect the validity of any of the terms or provisions of this Agreement in any other jurisdiction.

D.	Captions - The captions or headings of this Agreement are for convenience and ease of reference only. They will have no effect on the meaning or interpretation of any provision of this Agreement.

Xiv.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

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XV.    NOTICE

Any notice required under this Agreement shall be given when sent by first-class mail to the other party at its address shown below.

If to Broker-Dealer:

Princor Financial Services
711 High Street, N-4
Des Moines, IA 50392-0200

Attention: Barb Hidman

If to Distributor:

The Prudential Insurance Company of America
213 Washington Street - 18th floor
Newark, NJ 07102

Attention: Gordon Wilson

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRUCO SECURITIES CORPORATION
  By: ________________________________
Gordon Wilson
Vice President

Princor Financial Services

By: _________________________________

                Barb Hindman

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SCHEDULE A TO BROKER DEALER SELLING AGREEMENT BY AND BETWEEN:

PRINCOR FINANCIAL SERVICES

AND

PRUCO SECURITIES CORPORATION

Contracts for Pruco Life Insurance Company

•	PruLife® Custom Premier II* (“VUL” Flexible Premium Variable Universal Life Insurance Contract)

Contracts for Pruco Life Insurance Company of New Jersey

•	PruLife® Custom Premier II* (“VUL” Flexible Premium Variable Universal Life Insurance Contract)

Contracts for Prudential Insurance Company of America

•	PruBenefit Select* (Flexible Premium Variable Universal Life Insurance Contract)

* Securities under the Securities Act of 1933

Schedule A 03-1999